EXHIBIT B

SECOND AMENDED AND RESTATED JOINT FILING AGREEMENT

This Second Amended and Restated Joint Filing Agreement (this “Agreement”), dated as of November 18, 2015, is made by and among Juniper Public Fund, L.P., Juniper HF Investors II, LLC, Juniper Investment Company, LLC, Alexis P. Michas and John A. Bartholdson (together, the “Members”).

WHEREAS, the Members were parties to that certain Joint Filing Agreement dated as of September 30, 2013 (the “Original Agreement”), pursuant to which the Members agreed to provide for the filing of a joint Schedule 13D, and all amendments thereto, with respect to shares of common stock, par value $0.01, of Alteva, Inc. (the “Shares”);

WHEREAS, on August 26, 2014, the Members, together with Princeton Hosted Solutions, LLC, Brooklands Heritage, LLC and Brad Bono agreed to amend and restate the Original Agreement (the “First Amended Agreement”), to add Princeton Hosted Solutions, LLC, Brooklands Heritage, LLC and Brad Bono thereto and provide for the joint filing on behalf of each of them of a statement on Schedule 13D (including any and all amendments thereto) with respect to the Shares.

WHEREAS, the Members desire by this Agreement to amend and restate the First Amended Agreement in its entirety to remove Princeton Hosted Solutions, LLC, Brooklands Heritage, LLC and Brad Bono as parties, and to provide for the joint filing solely on behalf of the Members of a statement on Schedule 13D (including any and all amendments thereto) with respect to the Shares.

NOW, THEREFORE, the parties hereto agree as follows:

In accordance with Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, as amended, the parties agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including any and all amendments thereto) with respect to the Shares, and further agree that this Agreement shall be included as an exhibit to such joint filings.

The parties further agree that each party hereto is responsible for the timely filing of such Statement on Schedule 13D and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has a reason to believe that such information is inaccurate.

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

JUNIPER PUBLIC FUND, L.P.

By:	JUNIPER HF INVESTORS II, LLC, its General Partner

By:	/s/ Alexis P. Michas
Name:	Alexis P. Michas
Title:	Managing Member

JUNIPER HF INVESTORS II, LLC

By:	/s/ Alexis P. Michas
Name:	Alexis P. Michas
Title:	Managing Member

JUNIPER INVESTMENT COMPANY, LLC

By:	/s/ Alexis P. Michas
Name:	Alexis P. Michas
Title:	Managing Member

By:	/s/ Alexis P. Michas
ALEXIS P. MICHAS

By:	/s/ John A. Bartholdson
JOHN A. BARTHOLDSON

[Signature Page to Amended and Restated Joint Filing Agreement]